Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NIVALIS THERAPEUTICS, INC.

Nivalis Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), hereby certifies as follows:

A.	The name of the Corporation is Nivalis Therapeutics, Inc. The predecessor to the Corporation, N30 Pharmaceuticals, LLC, was originally formed as a limited liability company under Section 18-201 of the Delaware Limited Liability Company Act on March 30, 2007. Effective as of 12:01 a.m. Eastern Time on August 1, 2012, the Corporation’s predecessor was converted into a Delaware corporation pursuant to a Certificate of Conversion filed with the Secretary of State of the State of Delaware on July 31, 2012. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 31, 2012 under the name N30 Pharmaceuticals, Inc. On February 11, 2015, the Corporation changed its name from N30 Pharmaceuticals, Inc. to Nivalis Therapeutics, Inc.

B.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) amends the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 22, 2015 (the “Prior Certificate”), and has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 242 and 228 of the DGCL.

C.	Article I of the Prior Certificate is hereby amended and restated to read as follows:

“ARTICLE I

The name of the corporation is Alpine Immune Sciences, Inc. (the “Corporation”).”

D.	The Certificate of Amendment of the Prior Certificate so adopted reads in full as set forth above and is hereby incorporated by reference. All other provisions of the Prior Certificate remain in full force and effect.

IN WITNESS WHEREOF, Nivalis Therapeutics, Inc. has caused this Certificate of Amendment to be signed by Mitchell H. Gold, M.D., a duly authorized officer of the Corporation, on July 24, 2017.

NIVALIS THERAPEUTICS, INC.

By:	/s/ Mitchell H. Gold
Name:	Mitchell H. Gold, M.D.
Title:	Chief Executive Officer